EXHIBIT 2.3

                                  BILL OF SALE
                                       AND
                       ASSIGNMENT AND ASSUMPTION AGREEMENT


                  THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is made and entered into as of this 10th day of June, 2004 by and among IA Global, Inc., a Delaware corporation ("Buyer") and Quikcat.com, Inc., a Delaware corporation ("Seller"). Seller and Buyer are collectively referred to herein as the "Parties." All capitalized terms used in this Agreement but not otherwise defined shall have the respective meanings ascribed to them in the Asset Purchase Agreement (as defined below).

                              W I T N E S S E T H:

                  WHEREAS, the Parties have entered into an Asset Purchase Agreement, dated April 13, 2004 (the "Asset Purchase Agreement"), pursuant to which Buyer has agreed to purchase the Assets;

                  WHEREAS, in partial consideration therefor, the Asset Purchase Agreement requires Buyer to assume the Assumed Liabilities; and

                  WHEREAS, it is the desire of Buyer and Seller that (a) the Assets be sold, contributed, conveyed, transferred, assigned and delivered to Buyer and (b) Buyer assume the Assumed Liabilities.

                  NOW, THEREFORE, in and for consideration of the premises and the mutual covenants contained herein, and all other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, subject to the terms of the Asset Purchase Agreement, the parties do hereby agree as follows:

A. BILL OF SALE AND ASSIGNMENT.

         1. Seller hereby sells, transfers and assigns to Buyer, its successors and assigns, to have and to hold forever, all of Seller's right, title and interest in and to the Assets. The Assets do not include any of the Excluded Assets, as defined in the Asset Purchase Agreement.

         2. Seller hereby covenants and agrees that it will (or if applicable any trustee or receiver in bankruptcy, at seller's direction, will), at the request of Buyer and without further consideration, execute and deliver or cause to be executed and delivered, such other instruments of sale, transfer and assignment, and take such other actions as may reasonably be necessary to sell, transfer, and assign to, and vest in, Buyer, its successors and assigns, right, title and interest in and to the Assets.

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         3. The foregoing provisions relating to the sale, transfer and assignment of the Assets have been made by the Seller in accordance with the Asset Purchase Agreement and are expressly made subject to those liabilities, obligations and commitments that Buyer has assumed and agreed to pay, perform and discharge pursuant to the provisions relating to the assumption of the Assumed Liabilities appearing hereafter.

B. ASSUMPTION AGREEMENT.

         1. Subject to Section 2.3 of the Asset Purchase Agreement, Buyer hereby assumes and agrees to pay, perform, or otherwise discharge, as and when the same shall become due and payable, the Assumed Liabilities and only to the extent that they arise from or relate to the operation of the Business or the ownership, possession or use of the Assets.

         2. Notwithstanding the foregoing, Buyer does not hereby assume or agree to pay, perform or otherwise discharge, and Seller shall remain liable for, from and after the date hereof, all liabilities or obligations of Seller other than the Assumed Liabilities.

         3. Buyer hereby covenants and agrees that it will, at the request of Seller and without further consideration, execute and deliver or cause to be executed and delivered, all such other written instruments or agreements of assumption and performance, and take such other action as may be reasonably necessary to give effect to the assumption provided for in this agreement.

C. FURTHER ASSURANCES. Seller shall from time to time, at the request of Buyer and without further cost or expense to Buyer, execute and deliver, or cause to be executed and delivered by its Affiliates, such other instruments of assignment, conveyance and transfer and take such other actions as Buyer may reasonably request in order to further effectuate the consummation of the transactions contemplated hereby. Buyer shall from time to time, at the request of Seller and without further cost or expense to Buyer, execute and deliver such instruments and documents, and take such other actions as Seller may reasonably request in order to further effectuate the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby.

D. MISCELLANEOUS.

         1. This Agreement (i) shall be governed by and construed under the laws of the State of Delaware except for any provisions regarding conflicts of law, and shall be binding upon the successors and assigns of Buyer and each Seller and (ii) may not be modified, amended or assigned without the prior written consent of the parties hereto.

         2. This Agreement is being delivered pursuant to, and is subject to all of the terms and conditions of the Asset Purchase Agreement. This Agreement shall not be deemed to amend any provision of the Asset Purchase Agreement and, in the event of any inconsistency between the Asset Purchase Agreement and this Agreement, the former shall prevail.

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         3. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.



                         [SIGNATURES ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                        IA GLOBAL, INC.

                                        By:    /s/ Mark Scott
                                               --------------
                                        Name:  Mark Scott

                                        Title: CFO


                                        QUIKCAT.COM, INC.

                                        By:    /s/ Dr. Olu Lafe
                                               --------------
                                        Name:  Dr. Olu Lafe

                                        Title: CEO


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